Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Compass Minerals International, Inc. of our report dated April 7, 2003, except for Notes 13 and 18, which are as of May 5, 2003, except for Note 2.n., which is as of November 3, 2003, and except for Note 19, which is as of December 11, 2003, relating to the financial statements and financial statement schedule of Compass Minerals International, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Kansas City, Missouri

January 15, 2004